                                                                    EXHIBIT 99.1

                   BOSTON BEER REPORTS SECOND QUARTER VOLUME,
                              REVENUE AND EARNINGS

BOSTON, MA (7/29/03) -- The Boston Beer Company, Inc. (NYSE: SAM) today announced second quarter 2003 volume, revenue and earnings compared to the second quarter 2002.

2ND QUARTER RESULTS

For the 13 week period ended June 28, 2003, The Boston Beer Company recorded net sales of $56.3 million, a 4.3% decline from the second quarter in 2002. Net revenue per barrel increased by 2.3% during the quarter due to normal price increases and product mix changes. As reflected on the following chart, reported sales volume for the period was 330,000 barrels, a 6.5% decline from prior year.

(in barrels)                       Q2-2003          Q2-2002          %Chg
                                   -------          -------          ----
Total Boston Beer Brands           328,000          351,000          -6.5%
3rd Party Contract Brewing           2,000            2,000             0%
                                   -------          -------          -----
Total Company                      330,000          353,000          -6.5%

The Company recorded net income of $3.1 million or $.20 per diluted share for the quarter versus net income of $4.8 million and $.29 per diluted share for the same period last year. Gross margins as a percentage of net sales were 61.0% as compared to 60.3% in the prior year second quarter. This approximately 1.2% increase in gross profit percentage is due to an increase in pricing partially offset by normal increases in brewing costs at the contract breweries. Operating expenses for the quarter were up 3.2% in comparison to the same period last year, driven by an increase in advertising and promotional expenses that were partially offset by a reduction in administrative costs. Selling expenditures were higher due to national television advertising to support the entire Samuel Adams(R) brand product line and higher point of sale costs due to the purchase of new tap handles.

During the second quarter 2002, the Company received shares of stock from the demutualization of a third party insurance provider. The Company recorded the value of this stock receipt in second quarter 2002 Other Income. The impact to earnings, net of tax, was approximately $820,000, or $.05 per share.

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) during the 2003 second quarter totaled 319,000 barrels, approximately a 2% increase from the same period in 2002. The disparity between shipments and depletions during the second quarter 2003 is due to an inventory build that occurred at the wholesaler level during the second quarter 2002. Shipments and orders in-hand suggest that core shipments for July and August 2003 will be down approximately 5% as compared to the same period 2002. Actual shipments for the current quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

YEAR TO DATE RESULTS

For the 26 week period ended June 28, 2003, Boston Beer Company recorded net sales of $101.6 million, a 2.8% decrease from the same period in 2002. Net revenue per barrel increased by 1.8% during the six months due to normal price increases and package mix changes. As reflected on the following chart, reported sales volume for the period was 600,000 barrels, a 4.5% decrease from prior year.

(in barrels)                      6 MOS-2003           6 MOS-2002         %Chg
                                  ----------           ----------         ----
Total Boston Beer Brands             596,000              625,000         -4.6%
3rd Party Contract Brewing             4,000                3,000         33.3%
                                     -------              -------         -----
Total Company                        600,000              628,000         -4.5%

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) totaled 572,000 barrels, a 2.0% increase from 2002.

The Company recorded $3.0 million in net income or $.19 per diluted share for the six months versus net income of $6.1 million and $.37 per diluted share for the same period last year. Gross margins as a percent of net sales were 59.9% for the six months ended 2003 and 2002. Advertising, promotional and selling expenditures increased by $3.0 million to $49.3 million for the period ended June 28, 2003 due to continued support of the Samuel Adams brand. Other operating expenses were consistent with normal cost inflation compared to the first half of 2002.

The Company's effective tax rate was 38.0% for the six months ended June 28, 2003, down from 41.4% during the same period 2002. The decline is due to both shifting a significant portion of the Company's investments from taxable to tax-exempt instruments, as well as a restructuring of the Company's corporate entities.

Jim Koch, Chairman of The Boston Beer Company, said, "The second quarter 2003 was another challenging quarter for the beer industry, driven primarily by soft on-premise business. Also, we continue to strive to minimize any cannibalization effects on Samuel Adams Boston Lager and Seasonals by Sam Adams Light that may have affected our total growth rate. Although too soon to measure actual impact, we are encouraged by the reaction to the Samuel Adams Boston Lager advertising campaign that began airing at the end of March 2003. Our strategy continues to focus on total family growth, through continued investment behind the entire Samuel Adams Brand Family. Sam Adams Light continues to contribute approximately 20% of the Company's volume and is established as a leading brand in the Better Light Beer segment."

Martin Roper, Boston Beer President and CEO, reported on the Company's outlook, "Negatively impacting our shipment volume for the first six months 2003 as compared to the same period 2002 was an inventory build that began in January 2002 as we were rolling out Sam Adams Light. As a result we expect wholesalers to continue reducing their inventory levels, which should result in lower shipments than depletions during the remainder of 2003."

Looking forward, Jim said, "During the second half of 2003, the company expects to spend approximately $10 million less in total brand support than in the same period 2002, when the Company was investing heavily in the Sam Adams Light national launch. This spending may vary based on the impact of our current advertising campaign. Assuming this investment level and pricing stability, we continue to anticipate slightly higher margins than 2002 for the full year which should result in low double digit percent earnings improvement for the full year of 2003 as compared to the pre Sam Light launch base year of 2001, after adjusting for a charge related to the disposal of excess hop inventories." The Company earned $.47 per share during 2001, and $.62 per share after adjusting for the charge related to the hop disposal.

During the three and six months ended June 28, 2003, the Company repurchased 908,000 and 1.3 million shares, respectively of its Class A Common Stock for an aggregate purchase price of $12.4 and $17.4 million, respectively. In June 2003, the Company's Board of Directors increased the aggregate expenditure limitation on the Company's Class A Common Stock from $60.0 million to $70.0 million. As of July 25, 2003, the Company had $774,000 remaining on the authorized share buyback expenditure limit. Since the beginning of the share repurchase program, the Company has repurchased a total of approximately 6.8 million shares of its Class A Common Stock for an aggregate purchase price of $69.2 million through July 25, 2003. As of July 25, 2003, the Company has 10.0 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 500 international awards for its better-tasting beers. Samuel Adams Boston Lager(R) is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 28, 2002 and for December 29, 2001. Copies of these documents may be obtained by contacting the Company or the SEC.

Tuesday, July 29, 2003

                          THE BOSTON BEER COMPANY, INC.
                                FINANCIAL RESULTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING RESULTS:

                                                                 (unaudited)                      (unaudited)
                                                                QUARTER ENDED                   6 MONTHS ENDED
                                                                -------------                   --------------
                                                           JUNE 28,         JUNE 29,        JUNE 28,          JUNE 29,
                                                             2003             2002            2003              2002
                                                             ----             ----            ----              ----
Barrels sold                                                    330              353              600               628
Gross sales                                               $  62,161        $  65,217        $ 112,284         $ 115,696
Less excise taxes                                             5,842            6,345           10,645            11,164
                                                          ---------        ---------        ---------         ---------
Net sales                                                    56,319           58,872          101,639           104,532
Cost of goods sold                                           21,965           23,369           40,737            41,881
                                                          ---------        ---------        ---------         ---------
Gross profit                                                 34,354           35,503           60,902            62,651
Advertising, promotional and selling expenses                26,006           24,592           49,316            46,277
General and administrative expenses                           3,669            4,153            7,472             7,573
                                                          ---------        ---------        ---------         ---------
Total operating expenses                                     29,675           28,745           56,788            53,850
                                                          ---------        ---------        ---------         ---------
Operating income                                              4,679            6,758            4,114             8,801
Interest income, net                                            260              198              654               397
Other income (expense), net                                       4            1,257               (4)            1,251
                                                          ---------        ---------        ---------         ---------
Income before income taxes                                    4,943            8,213            4,764            10,449
Provision for income taxes                                    1,881            3,410            1,811             4,327
                                                          ---------        ---------        ---------         ---------
Net income                                                $   3,062        $   4,803        $   2,953         $   6,122
                                                          =========        =========        =========         =========
Net income per share - basic                              $    0.20        $    0.29        $    0.19         $    0.37
                                                          =========        =========        =========         =========
Net income per share - diluted                            $    0.20        $    0.29        $    0.19         $    0.37
                                                          =========        =========        =========         =========
Weighted average number of common shares - basic             15,087           16,354           15,411            16,353
                                                          =========        =========        =========         =========
Weighted average number of common shares - diluted           15,306           16,682           15,649            16,689
                                                          =========        =========        =========         =========

--------------------------------------------------------------------------------
     COPIES OF THE BOSTON BEER COMPANY'S PRESS RELEASES, INCLUDING QUARTERLY
      FINANCIAL RESULTS, ARE AVAILABLE ON THE INTERNET AT WWW.SAMADAMS.COM
--------------------------------------------------------------------------------


                    CONFERENCE CALL BEGINS AT 4:00 P.M. (ET)
               DIAL IN # (630) 395-0024      PASSWORD: SUMMER ALE

                     Contact: Kara Rappaport (617) 368-5108

CONSOLIDATED BALANCE SHEETS:

                                                                                           (unaudited)
                                                                                     JUNE 28,        DECEMBER 28,
                                                                                       2003              2002
                                                                                       ----              ----
Assets
     Current Assets:
          Cash and cash equivalents                                                  $  1,050         $  20,608
          Short-term investments                                                       30,940            32,001
          Accounts receivable, net of allowance for doubtful accounts of
               $524 and $689 as of June 28, 2003 and December 28, 2002,
               respectively                                                            22,957            17,830
          Inventories                                                                  10,601             8,342
          Prepaid expenses                                                              1,183             1,284
          Deferred income taxes                                                         1,918             1,959
          Other current assets                                                          2,303             1,513
                                                                                     --------         ---------
               Total current assets                                                    70,952            83,537

     Property, plant and equipment, net                                                19,047            20,202
     Other assets                                                                       1,254             1,690
     Goodwill                                                                           1,377             1,377
                                                                                     --------         ---------
               Total assets                                                          $ 92,630         $ 106,806
                                                                                     ========         =========

Liabilities and Stockholders' Equity
     Current Liabilities:
          Accounts payable                                                           $ 10,948         $   8,997
          Accrued expenses                                                             14,270            15,874
                                                                                     --------         ---------
               Total current liabilities                                               25,218            24,871

     Deferred income taxes                                                              1,568             2,406
     Other long-term liabilities                                                          650               697

     Commitments and Contingencies

     Stockholders' Equity
          Class A Common Stock, $.01 par value;
               22,700,000 shares authorized; 16,769,429 and 16,674,556 issued
               as of June 28, 2003 and December 28, 2002, respectively                    168               166
          Class B Common Stock, $.01 par value;
               4,200,000 shares authorized; 4,107,355 issued and outstanding               41                41
          Additional paid-in capital                                                   60,066            59,144
          Unearned compensation                                                          (307)             (189)
          Other comprehensive income                                                      381               419
          Retained earnings                                                            67,153            64,200
          Treasury stock, at cost
               6,285,167 and 5,011,947 shares as of June 28, 2003 and
               December 28, 2002, respectively                                        (62,308)          (44,949)
                                                                                     --------         ---------
               Total stockholders' equity                                              65,194            78,832
                                                                                     --------         ---------
               Total liabilities and stockholders' equity                            $ 92,630         $ 106,806
                                                                                     ========         =========

CONSOLIDATED STATEMENTS OF CASH FLOWS:

                                                                                              (unaudited)
                                                                                             6 MONTHS ENDED
                                                                                            ----------------
                                                                                       JUNE 28,         JUNE 29,
                                                                                         2003             2002
                                                                                         ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                        $  2,953         $  6,122
     Adjustments to reconcile net income to net cash from operating activities:
          Depreciation and amortization                                                   2,788            2,879
          Loss on disposal of fixed assets                                                   47              206
          Bad debt expense                                                                  (39)             116
          Realized gain on sale of marketable equity security                               (28)              --
          Stock option compensation expense                                                  43               42
     Changes in assets and liabilities:
          Accounts receivable                                                            (5,086)          (4,144)
          Inventories                                                                    (2,259)            (519)
          Prepaid expenses                                                                  101             (244)
          Other current assets                                                             (943)            (598)
          Deferred taxes                                                                   (796)             380
          Other assets                                                                       --             (899)
          Accounts payable                                                                1,951           (1,566)
          Accrued expenses                                                               (1,339)           2,620
          Other long-term liabilities                                                       (47)            (206)
                                                                                       --------         --------
               Net cash (used in) provided by operating activities                       (2,654)           4,189
                                                                                       --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property, plant and equipment                                          (1,225)            (947)
     Proceeds on disposal of fixed assets                                                    14              202
     Maturities of held-to-maturity investments                                              --            8,028
     Purchases of available-for-sale securities                                          (3,560)         (33,832)
     Purchases of held-to-maturity securities                                                --           (9,026)
     Proceeds from the sale of available-for-sale securities                              4,610               --
                                                                                       --------         --------
               Net cash used in investing activities                                       (161)         (35,575)
                                                                                       --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Purchase of treasury stock                                                         (17,359)            (798)
     Proceeds from exercise of stock options                                                510              228
     Net proceeds from the sale of investment shares                                        106               41
                                                                                       --------         --------
               Net cash used in financing activities                                    (16,743)            (529)
                                                                                       --------         --------

Change in cash and cash equivalents                                                     (19,558)         (31,915)

Cash and cash equivalents at beginning of period                                         20,608           45,838
                                                                                       --------         --------

Cash and cash equivalents at end of period                                             $  1,050         $ 13,923
                                                                                       ========         ========
Supplemental disclosure of cash flow information:
     Interest paid                                                                     $     --         $     --
                                                                                       ========         ========
     Taxes paid                                                                        $  4,356         $  2,041
                                                                                       ========         ========